AMENDMENT NO. 7 TO CREDIT AGREEMENT AND LIMITED WAIVER

THIS AMENDMENT NO. 7 TO CREDIT AGREEMENT AND LIMITED WAIVER dated as of February 28, 2018 (this “Amendment”), is among DIVERSIFIED RESTAURANT HOLDINGS, INC., a Nevada corporation (“Holdings” and a “Guarantor”), each of the undersigned Subsidiaries of Holdings identified as a “Borrower” on the signature pages hereto (each, a “Borrower” and, collectively, the “Borrowers”), each of the undersigned Subsidiaries of Holdings identified as a “Guarantor” on the signature pages hereto (each, a “Guarantor” and together with Holdings, collectively, the “Guarantors”), CITIZENS BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (in such capacity, the “Administrative Agent”), and each of the Lenders (as defined below) party hereto.

RECITALS:

A.Holdings, the Borrowers, the lenders from time to time party thereto (collectively, the “Lenders”) and the Administrative Agent have entered into a Second Amended and Restated Credit Agreement dated as of June 29, 2015 (as amended by Amendment No. 1 to Credit Agreement dated as of July 27, 2015, Amendment No. 2 to Credit Agreement dated as of August 24, 2015, Amendment No. 3 to Credit Agreement dated as of December 22, 2015, Limited Consent dated as of October 19, 2016, Amendment No. 4 to Credit Agreement and Limited Consent dated as of December 23, 2016, Amendment No. 5 to Credit Agreement dated as of March 27, 2017 and Amendment No. 6 to Credit Agreement dated as of June 30, 2017, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

B.Holdings and the Borrowers have requested that the Administrative Agent and the Lenders amend the Credit Agreement as set forth below and waive certain Defaults as set forth below.

C.Subject to the terms and conditions set forth below, the Administrative Agent and the Lenders party hereto have agreed to so amend the Credit Agreement and waive such Defaults.

In furtherance of the foregoing, the parties agree as follows:

Section 1.    AMENDMENT. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Credit Agreement is hereby amended as follows:

(a)    Section 1.2 of the Credit Agreement is amended by adding the following definitions in the appropriate alphabetical location therein:

“Deferred Royalty” has the meaning assigned to such term in the definition of “Consolidated EBITDA”

“Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the latest to occur of the DF Term Loan Maturity Date, the Term Loan Maturity Date and the Revolving Credit Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interest referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the latest to occur of the DF Term Loan Maturity Date, the Term Loan Maturity Date and the Revolving Credit Maturity Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the Facility Termination Date.

“Financial Covenants” means the covenants contained in Section 10.17.

“Specified Equity Proceeds” has the meaning assigned to such term in the definition of Consolidated EBITDA.
(b)    The definitions of “Consolidated EBITDA”, “Excess Cash Flow”, “Incurrence Test” and “New Unit” in Section 1.2 of the Credit Agreement are amended and restated in their entirety as follows:

“Consolidated EBITDA” means, with respect to the Consolidated Group for any period, an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) the following to the extent deducted in arriving at Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) the provision for federal, state, local and foreign income taxes (and franchise tax in the nature of income tax), (iii) depreciation and amortization expense, (iv) Pre-Opening Expense, (v) non-cash stock compensation charges, (vi) other non-cash items reducing Consolidated Net Income that do not represent a cash item in such period or any future period, (vii) nonrecurring expenses; provided that the aggregate amount of such expenses added back pursuant to this clause (vii) during any Four-Quarter Period shall not exceed $500,000, (viii) extraordinary losses, (ix) nonrecurring cash fees and expenses paid in connection with the Bagger Dave’s Legendary Burger Tavern Restaurant Spin-Off; provided that the aggregate amount of such fees and expenses added back pursuant to this clause (ix) during the term of this Agreement shall not exceed $250,000, (x) with respect to any period that includes the Fiscal Quarter that ended on or about June 30, 2017, expected cost savings and operating expense reductions related to operating improvements, restructurings and cost saving initiatives that have been identified to the Administrative Agent prior to June 30, 2017 and which are pursuant to actions that have been already taken in an aggregate amount for such Fiscal Quarter equal to $460,232, (xi) with respect to any period that includes a Fiscal Quarter that ended on or prior to March 31, 2018, expected cost savings and operating expense reductions related to operating improvements, restructurings and/or cost saving initiatives that have been identified to the Administrative Agent prior to March 31, 2018 and which are pursuant to actions that have been already taken in an aggregate amount for such Fiscal Quarter equal to $95,704 (in the case of the Fiscal Quarter ending on or about June 30, 2017), $95,704 (in the case of the Fiscal Quarter ending on or about September 30, 2017), $95,704 (in the case of the Fiscal Quarter ending on or about December 31, 2017) and $47,852 (in the case of the Fiscal Quarter ending on or about March 31, 2018), (xii) with respect to any period that includes the Fiscal Quarter that ended on or about September 30, 2017, expenses and losses arising with respect to the impact of Hurricane Irma in an aggregate amount for such Fiscal Quarter equal to $274,899, (xiii) non-cash charges reflecting the deferral of payment of any portion of the royalties to the Franchisor (any such portion, a “Deferred Royalty”) for such period and (xiv) fees and reasonable and documented out-of-pocket expenses incurred in connection with any amendments, modifications, supplements or waivers to this Agreement and the other Loan Documents, plus (c) with respect to any period that includes the Fiscal Quarter that ended on or about June 30, 2017, an amount equal to $240,000, which reflects the pro forma contribution to Consolidated EBITDA with respect to the Restaurant located at 4015 S. Dale Mabry Hwy, Tampa, Florida had such Restaurant been open for the entirety of such Fiscal Quarter, plus (d) subject to the limitations set forth in the immediately succeeding sentence, to the extent elected by Holdings, an amount equal to the cash proceeds received by Holdings during such period from any issuance of Equity Interests in Holdings that are not Disqualified Stock (any such proceeds, the “Specified Equity Proceeds”); provided that the aggregate amount of all such cash proceeds included in the calculation of Consolidated EBITDA pursuant to this clause (d) during the term of this Agreement shall not exceed $5,000,000, minus (e) the following to the extent included in arriving at Consolidated Net Income for such period, (i) federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) cash capital gains and (iv) nonrecurring and extraordinary gains, minus (f) to the extent not otherwise deducted in arriving at Consolidated Net Income for such period, the cash charges for such period reflecting the payment of any Deferred Royalty.

Notwithstanding anything to the contrary contained in this Agreement, if Holdings elects to include any Specified Equity Proceeds in calculating Consolidated EBITDA as set forth above, then (a) such inclusion shall be solely for the purposes of determining compliance with the Financial Covenants for any Four-Quarter Period that includes the period in which such Specified Equity Proceeds were received by Holdings, (b) such inclusion shall not increase Consolidated EBITDA for any other purpose, including but not limited to calculating Consolidated EBITDA for purposes of determining the Applicable Margin, basket levels, carveouts, incurrence tests and other items governed by reference to Consolidated EBITDA or any Financial Covenant and (c) any repayment or prepayment of Indebtedness with such Specified Equity Proceeds shall be deemed not to have occurred for purposes of calculating the Financial Covenants for any Four-Quarter Period that includes the period in which such Specified Equity Proceeds were received by Holdings.
“Excess Cash Flow” means, for Holdings and its Subsidiaries on a consolidated basis, in accordance with GAAP for any Fiscal Year:

(a)    the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such Fiscal Year and (iii) decreases in Working Capital for such Fiscal Year, minus

(b)    the sum, without duplication, of (i) the aggregate amount of (A) cash actually paid by Holdings and its Subsidiaries during such Fiscal Year on account of Capital Expenditures and Acquisitions permitted under this Agreement (other than any amounts that were committed during a prior Fiscal Year to the extent such amounts reduced Excess Cash Flow in such prior Fiscal Year per clause (b)(i)(B) below) and (B) cash committed during such Fiscal Year to be used to make Capital Expenditures or Acquisitions permitted under this Agreement which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Fiscal Year (in each case under this clause (i) other than to the extent any such Capital Expenditure or Acquisition is made or is expected to be made with the proceeds of Indebtedness, any Equity Issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA), (ii) the aggregate amount of all scheduled principal payments or repayments of Indebtedness (other than mandatory prepayments of Loans) made by Holdings and its Subsidiaries during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iii) an amount equal to the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such Fiscal Year, (iv) to the extent not otherwise deducted in arriving at Consolidated Net Income for such period, the cash charges for such period reflecting the payment of any Deferred Royalty and (v) increases to Working Capital for such Fiscal Year.

“Incurrence Test” means, with respect to any borrowing of Development Loans pursuant to Section 5.1, (i) no Default or Event of Default shall have occurred and be continuing or result from such borrowing and (ii) the Consolidated Lease-Adjusted Leverage Ratio determined as of the date of such borrowing and after giving effect thereto is not greater than the lesser of (A) 5.75 to 1.00 and (B) 0.25 less than the maximum Consolidated Lease-Adjusted Leverage Ratio allowed under Section 10.17(a) as of such date.

“New Unit” means, as of any date of determination, any Restaurant (other than any Restaurant acquired pursuant to the Closing Date Acquisition or the Restaurant located at 4015 S. Dale Mabry Hwy, Tampa, Florida) that has not yet been in operation or that has been in operation for less than twelve (12) months.

(c)    Section 6.1(c) of the Credit Agreement is amended and restated in its entirety as set forth below:

(c)    Equity Issuances. The Borrowers, jointly and severally, shall make mandatory principal prepayments of the Loans in the manner set forth in subsection (f) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Equity Issuance other than the exercise price on stock options issued as part of employee compensation; provided that, so long as on the date of receipt of such Net Cash Proceeds no Default has occurred and is continuing and the Consolidated Lease-Adjusted Leverage Ratio is less than 4.50 to 1.00 determined as of such date, no prepayment under this subsection (c) shall be required with respect to such Equity Issuance; provided further that, notwithstanding the foregoing, (i) the amount of any prepayment required pursuant to this subsection (c) shall be limited to an amount sufficient to result in a Consolidated Lease Adjusted Leverage Ratio of less than 4.50 to 1.00 determined as of such date of prepayment and after giving effect thereto and (ii) no prepayment under this subsection (c) shall be required with respect to the first $5,000,000 of aggregate Net Cash Proceeds from Equity Issuances received after

February 28, 2018. Any prepayment required by this subsection (c) shall be made immediately upon receipt by any Loan Party or any Subsidiary of the proceeds of any such Equity Issuance.

(d)    Section 10.17(a) of the Credit Agreement is amended by replacing the table set forth therein with the following table:

Date of Measurement	Maximum Consolidated Lease-Adjusted Leverage Ratio
Last day of the Fiscal Quarter ending on or about March 31, 2018 through the day immediately prior to the end of the Fiscal Quarter ending on or about September 30, 2018	6.50 to 1.00
Last day of the Fiscal Quarter ending on or about September 30, 2018 through the day immediately prior to the end of the Fiscal Quarter ending on or about June 30, 2019	6.25 to 1.00
Last day of the Fiscal Quarter ending on or about June 30, 2019 through the day immediately prior to the end of the Fiscal Quarter ending on or about September 30, 2019	6.00 to 1.00
Last day of the Fiscal Quarter ending on or about September 30, 2019 through the day immediately prior to the end of the Fiscal Quarter ending on or about December 31, 2019	5.75 to 1.00
Last day of the Fiscal Quarter ending on or about December 31, 2019 and thereafter	5.50 to 1.00

(e)    Section 10.17(b) of the Credit Agreement is amended and restated in its entirety as set forth below:

(b)    Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio as of the end of any Fiscal Quarter (commencing with the Fiscal Quarter ending on or about March 31, 2018) to be less than the applicable ratio set forth below opposite such period:

Date of Measurement	Minimum Consolidated Debt Service Coverage Ratio
Last day of the Fiscal Quarter ending on or about March 31, 2018 through the last day of the Fiscal Quarter ending on or about December 31, 2018	1.00 to 1.00
Last day of the Fiscal Quarter ending on or about March 31, 2019	1.05 to 1.00
Last day of the Fiscal Quarter ending on or about June 30, 2019	1.10 to 1.00
Last day of the Fiscal Quarter ending on or about September 30, 2019	1.15 to 1.00
Last day of the Fiscal Quarter ending on or about December 31, 2019 and the last day of each Fiscal Quarter ending thereafter	1.20 to 1.00

(f)    Article X of the Credit Agreement is amended by adding the following new Section 10.23 to the end thereof:

SECTION 10.23    Capital Projects. So long as the Consolidated Lease-Adjusted Leverage Ratio is greater than 5.50 to 1.00 (determined as of such date after giving pro forma effect to any Indebtedness to be incurred in connection therewith), (a) build-out or develop any new restaurant or (b) commence or continue any non-mandatory remodel of any restaurant without approval of the Administrative Agent (excluding, in the case of this clause (b), the required maintenance with respect to any restaurant).

(g)    The schedules to Exhibit E to the Credit Agreement are hereby amended to incorporate those changes that are necessary in order to conform the calculation(s) of the financial covenants set forth therein to the amendment(s) of the financial covenants and related definitions contemplated by this Amendment. A copy of the revised Exhibit E to the Credit Agreement has been provided to Holdings and the Borrowers.

The amendments to the Credit Agreement are limited to the extent specifically set forth above and no other terms, covenants or provisions of any Loan Document are intended to be affected hereby.

Section 2.     LIMITED WAIVER. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Lender hereby (a) waives the Defaults and Events of Default arising prior to the date hereof under Section 11.1(d) of the Credit Agreement as a result of the Consolidated Group’s failure to comply with (i) the Consolidated Lease-Adjusted Leverage Ratio covenant set forth in Section 10.17(a) of the Credit Agreement with respect to the Four-Quarter Period ended on or about December 31, 2017 and (ii) the Consolidated Debt Service Coverage Ratio covenant set forth in Section 10.17(b) of the Credit Agreement with respect to the Four-Quarter Period ended on or about December 31, 2017 (collectively, the “Specified Defaults”) and (b) waives any requirement under Section 9.2(a) of the Credit Agreement to deliver a Compliance Certificate with respect to the Four-Quarter Period ended on or about December 31, 2017; provided, however, that (i) the Applicable Margin shall continue to be based on Pricing Level I until the fifth Business Day immediately following the next Interest Determination Date and (ii) for informational purposes, the Consolidated Group shall be required to deliver calculations (in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders) of each of the Consolidated Debt Service Coverage Ratio and the Consolidated Lease-Adjusted Leverage Ratio for the Four-Quarter Period ending on or about December 31, 2017 concurrently with the financial statements delivered pursuant to Section 9.1(a) for such Four-Quarter Period, in each case as such ratios would have been calculated prior to giving effect to this Amendment.

Each of the parties hereto acknowledges and agrees that the waivers set forth in this Section 2 are limited to the extent specifically set forth in this Section 2 and no other terms, covenants or provisions of the Loan Documents are intended to be affected hereby.

Section 3.    CONDITIONS PRECEDENT. The parties hereto agree that this Amendment shall be effective as of the date first written above upon (a) the Administrative Agent’s receipt of counterparts of this Amendment duly executed by each Borrower, each Guarantor, the Administrative Agent and Lenders constituting Required Lenders, (b) the payment by the Borrowers of an amendment fee to each Lender party hereto in the amount of 0.25% (25.0 basis points) of such Lender’s Total Credit Exposure (which amount shall be delivered to the Administrative Agent for distribution to such Lenders) and (c) the payment by the Borrowers of all other documented fees and expenses (including estimated fees and expenses) due to Citizens and its counsel (without prejudice to rights of reimbursement at a later date for any amounts not so invoiced on or prior to the date hereof).

Section 4.    REPRESENTATIONS AND WARRANTIES.

(a)    In order to induce the Administrative Agent and the Lenders party hereto to enter into this Amendment, Holdings and each Borrower represents and warrants to the Administrative Agent and the Lenders party hereto as follows:

(i)    the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (or if such representation or warranty is already qualified by materiality, in all respects) on and as of the date hereof (after giving effect to this Amendment), except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects (or if such representation or warranty is already qualified by materiality, in all respects) on and as of such earlier date and except that, for purposes of this Amendment, the representations and warranties contained in Section 8.5 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 9.1 of the Credit Agreement.

(ii)    since December 25, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(iii)    no Default or Event of Default has occurred and is continuing (other than the Specified Defaults) or will exist after giving effect to this Amendment.

(b)    In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each Borrower and each Guarantor represents and warrants to the Administrative Agent and the Lenders that this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.    MISCELLANEOUS.

(a)    Ratification and Confirmation of Loan Documents. Each Borrower and each Guarantor hereby consents, acknowledges and agrees to the amendment(s) and waiver(s) set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation, with respect to any Guarantor, the continuation of its payment and performance obligations under the Guaranty or the Subsidiary Guaranty Agreement, as the case may be, and, with respect to each Borrower and each Guarantor, the continuation and extension of the liens granted under the Collateral Documents to secure the Obligations), in each case upon and after the effectiveness of the amendment(s) and waiver(s) contemplated hereby.

(b)    Fees and Expenses. The Borrowers shall pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution, and delivery of this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent.

(c)    Governing Law; Waiver of Jury Trial. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, and shall be further subject to the provisions of Sections 14.5 and 14.6 of the Credit Agreement.

(d)    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

(e)    Entire Agreement. This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise except in a writing and in accordance with Section 14.2 of the Credit Agreement. This Amendment is a Loan Document.

(f)    Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

(g)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each Borrower, each Guarantor, the Administrative Agent, each Lender and their respective successors and assigns (subject to Section 14.10 of the Credit Agreement).

(h)    Release. EACH OF THE BORROWERS AND THE GUARANTORS ACKNOWLEDGES AND AGREES THAT: (I) THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS HAVE ACTED IN GOOD FAITH IN NEGOTIATING AND ENTERING INTO THIS AMENDMENT AND EACH OTHER LOAN DOCUMENT AND THAT THE PROVISIONS HEREOF AND THEREOF ARE NOT IN BREACH OR VIOLATION OF ANY DUTY OR OBLIGATION, EXPRESS OR IMPLIED, OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF ANY OF THE FOREGOING TO ANY BORROWER, ANY GUARANTOR OR ANY OTHER LOAN PARTY; (II) THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS HAVE FULLY PERFORMED ALL OF THEIR RESPECTIVE EXPRESS AND IMPLIED OBLIGATIONS TO EACH BORROWER, EACH GUARANTOR AND EACH OTHER LOAN PARTY IN CONNECTION WITH THE LOAN DOCUMENTS AND WITH RESPECT TO ALL OTHER LOAN AND CONTRACTUAL RELATIONSHIPS BETWEEN OR AMONG THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS, ON ONE HAND, AND ANY BORROWER, ANY GUARANTOR OR ANY OTHER LOAN PARTY, ON THE OTHER HAND; AND (III) NEITHER ANY BORROWER NOR ANY GUARANTOR NOR ANY OTHER LOAN PARTY HAS ANY CLAIM, DEMAND OR CAUSE OF ACTION AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS OF ANY NATURE, WHETHER IN TORT OR IN CONTRACT. IN CONSIDERATION FOR THE EXECUTION OF THIS AMENDMENT, EACH OF THE BORROWERS AND THE GUARANTORS DOES HEREBY RELEASE AND FOREVER DISCHARGE THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, DEBTS, DUES, CLAIMS, DEMANDS, LIABILITIES AND OBLIGATIONS OF EVERY KIND AND NATURE, BOTH IN LAW AND IN EQUITY, KNOWN OR UNKNOWN, NOW EXISTING, WHICH MIGHT BE ASSERTED AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS ARISING OUT OF, BASED UPON, OR ASSOCIATED WITH ANY ACTION TAKEN OR NOT TAKEN BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS FROM THE BEGINNING OF TIME TO THE DATE OF THIS AMENDMENT. THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF EACH LOAN DOCUMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF THE LOANS AND OTHER OBLIGATIONS.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to Credit Agreement and Limited Waiver to be executed by their duly authorized officers, all as of the date and year first written above.

BORROWERS:
AMC ADRIAN, INC.
AMC BAGLEY, INC.
AMC BIRCH RUN, INC.
AMC CALUMET CITY, INC.
AMC CHESTERFIELD, INC.
AMC CHICAGO, INC.
AMC CLEARWATER, INC.
AMC CROWN POINT INC.
AMC DETROIT, INC.
AMC FLINT, INC.
AMC FT. MYERS, INC.
AMC GRAND BLANC, INC.
AMC HAMMOND INC.
AMC HOBART INC.
AMC HOMEWOOD, INC.
AMC LAKELAND, INC.
AMC LANSING, INC.
AMC LAPEER, INC.
AMC LARGO, INC.
AMC MARQUETTE, INC.
AMC NORTH PORT, INC.
AMC OLDSMAR, INC.
AMC PETOSKEY, INC.
AMC PINELLAS PARK, INC.
AMC PORT HURON, INC.
AMC RIVERVIEW, INC.
AMC ROYAL OAK, INC.
AMC SARASOTA, INC.
AMC SAULT STE. MARIE, INC.
AMC SCHERERVILLE INC.

By: /s/ David G. Burke
Name: David G. Burke
Title: Treasurer

BORROWERS (continued):
AMC TRAVERSE CITY, INC.
AMC TRINITY, INC.
AMC TROY, INC.
AMC VALPARAISO INC.
AMC WARREN, LLC
AMC WESLEY CHAPEL, INC.
AMC YBOR, INC.
ANKER, INC.
BEARCAT ENTERPRISES, INC.
BUCKEYE GROUP, LLC
BUCKEYE GROUP II, LLC
FLYER ENTERPRISES, INC.
MCA ENTERPRISES BRANDON, INC.
TMA ENTERPRISES OF NOVI, INC.

By: /s/ David G. Burke
Name: David G. Burke
Title:    Treasurer

BORROWERS (continued):
AMC BALLWIN, INC.
AMC BELLEVILLE, INC.
AMC BRENTWOOD, INC.
AMC CAPE CORAL, INC.
AMC CHESTERFIELD MISSOURI, INC.
AMC COLUMBIA, INC.
AMC CREVE COEUR MISSOURI, INC.
AMC EDWARDSVILLE, INC.
AMC FENTON MISSOURI, INC.
AMC JEFFERSON CITY, INC.
AMC KIRKWOOD, INC.
AMC LAKE OZARK, INC.
AMC O’FALLON ILLINOIS, INC.
AMC O’FALLON MISSOURI, INC.
AMC ROLLA, INC.
AMC SOUTH TAMPA, INC.
AMC ST. CHARLES, INC.
AMC ST. LOUIS, INC.
AMC ST. PETERS, INC.
AMC WENTZVILLE, INC.
AMC BRADENTON, INC.
AMC TYRONE, INC.

By: /s/ David G. Burke
Name:     David G. Burke
Title: Treasurer

GUARANTORS:

DIVERSIFIED RESTAURANT HOLDINGS, INC.

By: /s/ David G. Burke
Name: David G. Burke
Title: President and Chief Executive Officer

AMC GROUP, INC.
AMC WINGS, INC.
AMC REAL ESTATE, INC.

By: /s/ David G. Burke
Name: David G. Burke
Title: Treasurer

ADMINISTRATIVE AGENT / LENDERS:

CITIZENS BANK, NATIONAL ASSOCIATION, as Administrative Agent, LC Issuer and a Lender

By: /s/ David A. Burger
Name: David A. Burger
Title: Senior Vice President

BMO HARRIS BANK, N.A., as a Lender

By: /s/ Elizabeth Kurtti
Name: Elizabeth Kurtti
Title: Director

FIFTH THIRD BANK, as a Lender

By: /s/ Douglas P. Best
Name: Douglas P. Best
Title: Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Kevin Contat
Name: Kevin Contat
Title: Vice President